Exhibit 2.3(c)

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT  (hereinafter referred to as the “Amendment”) is made as of the Effective Date indicated below by and among The Amacore Group, Inc. (“Buyer”), US Health Benefits Group, Inc. (“USHBG”), US Healthcare Plans, Inc. (“USHCP”), On The Phone, Inc. (“OTP”) (USHBG, USHCP and OTP are hereinafter collectively referred to as the  “Company”) and Howard Knaster (“Stockholder”) (Buyer, Company, and Stockholder are hereinafter collectively referred to as the “Parties”).

RECITALS

WHEREAS, on or about March 31, 2008, Buyer, Company and Stockholder entered into a certain Stock Purchase Agreement (“Original Agreement”);

WHEREAS, as of the date hereof, Buyer has paid to Stockholder Two Million One Hundred Ninety One Thousand Six Hundred Sixty Three and 75/100 Dollars ($2,191,663.75);

WHEREAS, The Parties hereto are mutually desirous of amending Original Agreement as set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, and in consideration of the mutual covenants contained herein agree as follows:

1.	The above recitals are true and correct and are incorporated herein by reference.

2.	The definitions of “Adjustment Date” and “Net Contribution” in Section 1 of the Original Agreement are hereby deleted in their entirety.

3.	Section 2 of the Original Agreement is deleted in its entirety and replaced with the following Section 2:

“Section 2. Purchase and Sale of Shares.

2.1. Purchase Price: The value of one hundred percent (100%) of the Shares is, for purposes of this Agreement, Four Million Three Hundred Thirty One Thousand Six Hundred Sixty Three Dollars and 75/100 Dollars ($4,331,663.75) (hereinafter referred to as the “Purchase Price”). The Purchase Price is payable as follows:

(a) Initial Cash: As of the date hereof, Buyer has paid Stockholder the sum of Two Million One Hundred Ninety One Thousand Six Hundred Sixty Three and 75/100 Dollars ($2,191,663.75) (hereinafter referred to as the “Initial Payment”). The Initial Payment shall constitute consideration under this Agreement and reduce the Purchase Price by Two Million One Hundred Ninety One Thousand Six Hundred Sixty Three and 75/100 Dollars ($2,191,663.75);

(b) Cash At Amendment Closing: At the Amendment Closing (as defined in Section 3 infra), the Buyer shall pay the Stockholder a sum of Seven Hundred Thirty Seven Thousand Five Hundred and NO/100 Dollars ($737,500.00);

(c) Initial Stock: At the Amendment Closing, the Buyer shall deliver to the Stockholder, or cause to be delivered to the Stockholder, One Million Eight-Hundred Thousand (1,800,000) shares of the Buyer’s Class A common stock which, for purposes of this Agreement is valued at $0.05 per share or Ninety Thousand and NO/100 Dollars ($90,000.00). This shall constitute consideration under this Agreement and reduce the Purchase Price by Ninety Thousand and NO/100 Dollars ($90,000.00);

(d) Promissory Note: At the Amendment Closing, the Buyer shall execute a Promissory Note in favor of the Stockholder for One Million Three Hundred Twelve Thousand Five Hundred Dollars and 00/100 ($1,312,500.00) with an interest rate of 3.25% per annum, payable over a three (3) year period with such other terms and conditions that are more particularly set forth in that certain Promissory Note attached hereto as Exhibit 1 (hereinafter referred to as the “Promissory Note”). The terms of the Promissory Note are hereby incorporated into this Agreement. If any conflict arises between the Promissory Note and this Agreement, this Agreement shall take precedent over the Promissory Note and govern any conflict.

4.	Section 3 of the Original Agreement is deleted in its entirety and replaced with the following Section 3:

“Section 3. Closing. The closing of the Amendment (hereinafter referred to as the “ Amendment Closing”) shall be held on June 10, 2009 at 10:00 A.M. at the offices of The  Amacore Group, Inc., 485 N. Keller Rd. Suite 450 Maitland, FL 32751.

3.1. Closing Deliveries of Buyer.  At the Amendment Closing, Buyer shall deliver to Stockholder the following:

(a) Employment Agreement, duly executed by Buyer, a copy of which is attached hereto as Exhibit 2;

(b) Certificates issued in the name of Stockholder representing One Million Eight Hundred Thousand (1,800,000) shares of Series A common stock of Buyer

(c) A cash payment in the amount of Seven Hundred Thirty Seven Thousand Five Hundred and NO/100 Dollars ($737,500.00);

(d) The Promissory Note, duly executed by Buyer;

(e) A certificate of an appropriate officer of Buyer, a copy of which is attached hereto as Exhibit 3, certifying resolutions of the Board of Directors of Buyer authorizing the transactions contemplated in the Amendment and the incumbency of any such officers;

(f) A certificate of an appropriate officer of Buyer, a copy of which is attached hereto as Exhibit 4, certifying resolutions of the sole shareholder of USHBG, USHCP and OTP authorizing the transactions contemplated in the Amendment and the incumbency of any such officers;

(g) Buyer’s Closing Statement, a copy of which is attached hereto as Exhibit 5; and

(h) An Indemnity Agreement, duly executed by Buyer a copy of which is attached hereto as Exhibit 6, which terms and conditions shall be incorporated herein this Amendment.

3.2. Closing Deliveries of Stockholder. At the Amendment Closing, the Stockholder shall deliver to the Buyer the following:

(a) A Document, executed by Larry Legal, a copy of which is attached hereto as Exhibit 7 as to his ownership of the Shares at the time of the Original Agreement Closing and the release of any claims thereto;

(b) Stockholder Closing Statement, a copy of which is attached hereto as Exhibit 8;

(c) Employment Agreement, duly executed by Stockholder, a copy of which is attached hereto as Exhibit 2;

(d) Certificate of the Stockholder, a copy of which is attached hereto as Exhibit 9 as to his corporate authority to enter into and bind the Company to the Original Agreement; and

(e)  An Indemnity Agreement, duly executed by Stockholder, a copy of which is attached hereto as Exhibit 6, which terms and conditions shall be incorporated herein this Amendment.”

5.	Section 4 of the Original Agreement is hereby amended by adding the following Sections 4.16, 4.17 and 4.18.

“4.16. Stockholder has the power and authority to execute the Amendment and any other documents to which it may become a party at the Amendment Closing.

4.17. Each document executed and delivered at the Amendment Closing by the Stockholder has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable in accordance with its terms.

4.18. Neither the execution and delivery of the Amendment nor any documents delivered at the Amendment Closing will require any consent, regulation or approval, constitute a default under (a) any law or court order to which the Stockholder is subject or (b) any material contract, governmental permit or other document to which the Company may be a party.”

6.	Section 5 of the Original Agreement is hereby amended by adding the following Sections 5.3, 5.4, 5.5, 5.6 and 5.7.

“5.3. On the Closing Date of the Original Agreement, Stockholder owned one hundred percent (100%) of the outstanding shares of each of USHBG, USHCP and OTP.

5.4. On the Closing Date of the Original Agreement, Stockholder was authorized, empowered and directed by Company to enter into the Original Purchase Agreement and to sell the Shares.

5.5. Stockholder has the power and authority to execute the Amendment and any other documents to which he may become a party at the Amendment Closing.

5.6. Each document executed and delivered at the Amendment Closing has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms

5.7.  Neither the execution and delivery of the Amendment nor any documents delivered at the Amendment Closing will require any consent, regulation or approval, constitute a default under (a) any law or court order to which Stockholder is subject or (b) any material contract, governmental permit or other document to which Stockholder may be a party.”

7.	Section 6 of the Original Agreement is hereby amended by adding the following Sections 6.3, 6.4, 5.5 5.6 and 5.7.

“6.3. All Annual Reports of Form 10-K, Quarterly Reports on Form 10-Q and Current Reports of Form 8-K (the “SEC Documents”) filed by Buyer with the Securities and Exchange Commission (the “SEC”) complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents.

6.4. Buyer and each Company has the power and authority to execute the Amendment and any other documents to which it may become a party at the Amendment Closing.

6.5. Each document executed and delivered at the Amendment Closing has been duly executed and delivered by Buyer and each Company and constitutes a valid and binding obligation of Buyer and each Company enforceable in accordance with its terms

6.6. Neither the execution and delivery of the Amendment nor any documents delivered at the Amendment Closing will require any consent, regulation or approval, constitute a default under (a) any law or court order to which Buyer is subject or (b) any material contract, governmental permit or other document to which Buyer may be a party.

6.7. Buyer has good and marketable title to the Shares and the full right and power to transfer the Shares.  The Shares are owned by Buyer free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sales agreements, claims and restrictions of any kind and nature whatsoever and at the Amendment Closing Stockholder will acquire good and valid title to the Shares free and clear of all mortgages, pledges, liens, security interests, encumbrances, condition as sales agreements, claims and restrictions of any kind and nature whatsoever.”

8.
The Parties agree that Schedules 4.6, 4.8, 4.9, and 4.12 were inadvertently, and through no fault of either party, not completed on the Closing Date of the Original Agreement and waive any claims with respect thereto.

9.
This Amendment may be executed in two or more counterparts each of which shall be binding and shall constitute one and the same instrument.  This Amendment and the Schedules and Exhibits attached hereto constitute the complete and exclusive agreement between the Parties hereto which supersedes all proposals, oral and written, and all other communications between the Parties relating to the subject matter contained herein.

10.	This Amendment shall be construed and interpreted in accordance with the laws of Broward County in the State of Florida without regards to its provisions concerning conflicts of laws.

11.	Terms not otherwise defined herein shall have the meanings assigned in the Original Agreement.

12.
If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.	Sections 7, 8 and 9 of the original Agreement are deleted in their entirety

14.
The Parties hereby fully and forever release and discharge each other, their successors, assigns, officers, directors, shareowners, agents and employees (collectively, “The Released Parties”), of and from any and all claims, liabilities, controversies, suits, actions, causes of action, judgments, damages, or demands in law or in equity, known or unknown, liquidated or contingent, material or immaterial, from the beginning of time to the present (“Claims”) as they relate to (1) any discussions and/or negotiations between the Parties preceding and with regard to the Original Agreement; (2) the Original Agreement or any exhibit or amendment related thereto, other than this Amendment; (3) the sufficiency of any consideration under the Original Agreement; (4) the Closing immediately following the Original Agreement; (5) the sufficiency or status of any ownership or authority of any party to the Original Agreement; (6) the sufficiency or status of the authority of any party to the Amendment; and (7) the sufficiency of any consideration under the Amendment.  Specifically, this Section 13 is intended to preclude the Parties from any claims against one another regarding the Original Agreement or those aspects of this Amendment detailed above.  This Section 13 is not intended to preclude the Parties from, where appropriate and applicable under agreement between the Parties, contract between the parties, or by law, seeking indemnification from the other for claims that arise from third parties, regardless of the manner of those claims.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date contained herein.

THE AMACORE GROUP, INC.

By:  /s/ Jay Shafer
Name:  Jay Shafer
Title:  CEO
Date: June 10, 2009  (“Effective Date”)

US HEALTH BENEFITS GROUP, INC.

By:  /s/ Jay Shafer
Name:  Jay Shafer
Title:
Date: June 10, 2009

US HEALTHCARE PLANS, INC.

By:  /s/ Jay Shafer
Name:  Jay Shafer
Title:
Date: June 10, 2009

ON THE PHONE, INC.

By:  /s/ Jay Shafer
Name:  Jay Shafer
Title:
Date: June 10, 2009

HOWARD KNASTER

By:  /s/ Howard Knaster
Name: Howard Knaster
Date: June 10, 2009